Exhibit (h)(4)

AMENDED PLACEMENT AGENCY AGREEMENT

JPMorgan Institutional Trust

522 Fifth Avenue

New York, NY 10036

TO: J.P. Morgan Institutional Investments Inc.

Re: Appointment as Placement Agent

Ladies and Gentlemen:

JPMorgan Institutional Trust, a Delaware statutory trust (the “Trust”) agrees with you as follows with respect to its series designated: (a) JPMorgan Equity Index Trust; (b) JPMorgan Intermediate Bond Trust; (c) JPMorgan Ultra Short-Term Bond Trust; (d) JPMorgan Short-Term Bond Trust; and (e) JPMorgan Core Bond Trust (each, a “Fund”, and collectively, the “Funds”):

1. Fund Offering

The Fund proposes to issue and to sell common shares of beneficial interest (“Shares”) in accordance with an Offering Memorandum issued by the Fund dated November 18, 2004, as amended or supplemented from time to time (the “Offering Memorandum”). The Funds have been established primarily for investments by certain clients of J.P. Morgan Investment Management Inc. (“JPMIM”) and its investment advisory affiliates who maintain one or more separately managed private accounts, and who are also “accredited investors,” as defined in Regulation D under the Securities Act of 1933, as amended (Securities Act”).

2. Definitions

All capitalized terms used in this Agreement that are not separately defined in this Agreement have the respective meanings set out in the Offering Memorandum.

3. Placement of Shares

(a) Subject to the terms and conditions set forth in this Agreement, the Trust appoints you as a placement agent in connection with the placement of Shares of each Fund with JPMIM and its investment advisory affiliates. JPMIM and its investment advisory affiliates will place such shares in the accounts of subscribers to whom JPMIM or the respective affiliate provides investment advisory services. Subject to the performance in all material respects by the Trust of its obligations under this Agreement, and to the completeness and accuracy in all material respects of all of the representations and warranties of the Trust contained in this Agreement, you accept such agency and agree to the terms and conditions set out in this Agreement. You will not have any liability to the Trust in the event that any subscriber fails to consummate the purchase of Shares for any reason other than as a result of your willful misfeasance, bad faith, negligence or reckless disregard of your duties under this Agreement.

(b) The offers and sales of Shares are to be effected pursuant to the exemption from the registration requirements of the Securities Act, pursuant to Section 4(2) of that Act and Regulation D under that Act. Both you and the Trust have established the following procedures in connection with the offers and sales of Shares and agree that neither of you will make offers or sales of any Shares except in compliance with such procedures:

(i) Offers and sales of Shares will be made only in compliance with Section 4(2) of the Securities Act and Regulation D under that Act and only to investors that qualify as “accredited investors,” as defined in Rule 501(a) under that Act.

(ii) No sale of Shares to any one investor will be for less than the minimum denominations as may be specified in the Offering Memorandum; provided, that JPMIM may from time to time vary such minimum denominations with respect to individual investors or categories of investors.

(iii) No offer or sale of Shares may be made in any state or foreign jurisdiction, or to any prospective investor located in any state or foreign jurisdiction, where such Shares have not been registered or qualified for offer and sale under applicable state or foreign securities laws unless such Shares are exempt from the registration or qualification requirements of such laws. In all instances, the Trust will inform you of the permissible states and foreign jurisdictions with respect to offers and sales of Shares on behalf of each Fund. No offers or sales of Shares of any Fund may be made in any jurisdiction without the Trust’s advance approval.

(c) For purposes of the offering of Shares, the Trust has furnished to you copies of the Offering Memorandum and subscription documentation that will be furnished to JPMIM. You are authorized to furnish to JPMIM only such information concerning the Fund and the offering as may be contained in the Offering Memorandum or any written supplements to the Offering Memorandum, and such other materials as you have prepared and we have reviewed and approved. You will be responsible for the accuracy of any such other materials which you provide to JPMIM and you will ensure that all such other materials are in compliance with all applicable laws and regulations in all relevant states and jurisdictions.

4. Subscriptions for Shares

(a) The Trust will offer Shares to investors for purchase (“Offerings”) subject to the restrictions stated in the Offering Memorandum. The Trust expects that Offerings will occur continuously and that subscriptions for Shares will be accepted as of the end of each business day the Fund is open for business.

(b) All subscriptions for Shares and payments by subscribers of subscription amounts for Shares will be made in accordance with the terms and conditions set out in the Offering Memorandum and subscription documentation; provided that JPMIM may from time to time vary the minimum subscription amounts with respect to individual investors or classes of investors. Subscriptions will be subject to acceptance by JPMIM, as described in Section 5 below.

(c) All payments received by JPMIM for subscriptions in the name and on behalf of the Trust will be handled by JPMIM in accordance with the terms of the subscription documentation.

(d) If JPMIM rejects any subscriptions, it will notify JPMorgan Chase Bank, as custodian for the Trust, or any other custodian or escrow agent, if applicable, who may be serving in such capacity at that time, to return all subscription payments to investors, plus accrued interest, if any.

5. Transmission of Subscriptions

It is understood that JPMIM will determine whether to accept subscriptions for Shares on behalf of the Trust and each Fund. Subscriptions will be accepted only if the investor: (a) has supplied properly completed subscription documentation; and (b) has made proper payment for Shares. Subscriptions will not be accepted if it appears that any of the terms or conditions applicable to subscriptions for Shares as set out in the Offering Memorandum, the subscription documentation or Section 3(b) of this Agreement have not been satisfied. JPMIM reserves the right to reject any subscriptions for Shares in a Fund and may, in its sole discretion, suspend subscriptions for Shares at any time and from time to time.

6. Eligibility; Investor Servicing

It is understood that JPMIM is responsible for ensuring that each prospective investor is eligible to invest in the Trust and satisfies all the conditions set out in the Offering Memorandum, the subscription documentation and this Agreement, JPMIM will perform client servicing functions with respect to investors in the Funds, including but not limited to: (a) responding to investor inquiries regarding account status and history, the manner in which purchases, tenders and transfers of Shares are effected and providing copies of the forms relating to such transactions required by the Trust to such investors; (b) passing on copies (without any amendment thereto) of all documents supplied by the Trust or their authorized agents for the information of or completion by investors, including but not limited to the Trust’s annual and semi-annual financial statements and any other reports, to the extent such documents are not provided directly by the Trust to investors; and (c) other client servicing functions as JPMIM deems appropriate.

7. Representations and Warranties of the Trust

The Trust, on behalf of itself and each Fund, represents and warrants to you that:

(a) The Trust has been duly formed and is validly existing as a statutory trust under the laws of the state of Delaware with all requisite power and authority, all necessary authorizations, approvals, orders, licenses, certificates and permits of and from all governmental regulatory officials and bodies, and all necessary rights, licenses and permits from other parties, to conduct its business as described in the Offering Memorandum.

(b) The Fund engages in business as an open-end management investment company and is registered as such under the Investment Company Act of 1940 (“1940 Act”).

(c) Shares in each Fund to be or which may be issued by the Trust have been duly authorized by the Trust for issuance and sale and, when issued and delivered by the Trust, Shares will conform in all material respects to all statements relating to Shares contained in the Offering Memorandum.

(d) The issuance and sale of Shares in each Fund by the Trust and the execution, delivery and performance of the Funds’ and the Trust’s obligations under this Agreement will not result in the violation of any applicable law.

(e) Each Fund will apply the proceeds from the sale of Shares for the purposes set out in the Offering Memorandum.

(f) The Offering Memorandum does not contain an untrue statement of any material fact or omit to state any material fact necessary in order to make statements in the Offering Memorandum not misleading in light of the circumstances under which they were made.

(g) This Agreement has been duly authorized, executed and delivered by the Trust, on behalf of each Fund and, assuming your execution of the same, will constitute a valid and binding agreement of the Trust.

8. Covenants of the Trust

The Trust covenants and agrees with you as follows:

(a) You will be furnished with such documents as you may reasonably require, from time to time, for the purpose of enabling you to pass upon the issuance and sale of Shares as contemplated in this Agreement and related proceedings, or in order to evidence the accuracy of any of the representations and warranties, or the fulfillment of any of the conditions contained in this Agreement.

(b) If, at any time, an event occurs that in the opinion of counsel to the Trust materially affects the Trust or any Fund and that should be set out in an amendment or supplement to the Offering Memorandum in order to make the statements in the Offering Memorandum not misleading in light of the circumstances under which they are made, the Trust will notify you as promptly as practicable of the occurrence of the event and prepare and furnish to you copies of an amendment or supplement to the Offering Memorandum, in such reasonable quantities as you may request, in order that the Offering Memorandum will not contain any untrue statement of any material fact or omit to state a material fact which in the opinion of such counsel is necessary to make the statements in the Offering Memorandum not misleading in light of the circumstances under which they are made.

9. Representations and Warranties of the Placement Agent

You represent and warrant that:

(a) You are duly authorized to enter into and perform, and have duly executed and delivered, this Agreement.

(b) You have maintained and will maintain all licenses and registrations necessary under applicable law and regulations (including the rules of the National Association of Securities Dealers, Inc.) to provide the services required to be provided by you under this Agreement.

(c) You have not solicited and will not solicit any offers to buy or offers to sell Shares in any manner that would be inconsistent with applicable laws and regulations, or with the procedures for solicitations contemplated by the Offering Memorandum or this Agreement, or in any manner that would constitute a general solicitation or general advertising with respect to the Shares, including, but not limited to, any seminar or meeting conducted whose attendees have been invited by any general solicitation or general advertising, or any advertisement, article, notice or other communication published in any newspaper, magazine or similar media or broadcast over television, radio or other means of electronic communication, unless access to that communication is limited to those persons eligible to purchase Shares.

10. Expenses of Placement Agent

Except as may otherwise be agreed to by the Trust, you will be responsible for the payment of all costs and expenses incurred by you in connection with the performance of your obligations under this Agreement, including the costs associated with the preparation, printing and distribution of any sales materials (other than those costs associated with preparing and updating the Offering Memorandum, which costs will be borne by the Trust) and ensuring the compliance of such subscription materials with all applicable laws and regulations. You must receive the approval of JPMIM prior to the distribution of any sales materials.

11. Indemnification

The parties agree to indemnify one another as follows:

(a) The Trust, on behalf of each Fund, agrees to indemnify and hold harmless you and each person who controls you within the meaning of Section 15 of the Securities Act or Section 20(a) of the Securities Exchange Act of 1934 (the “Exchange Act”) (“Controlling Person”) against any and all losses, liabilities, claims, damages and expenses whatsoever (including, but not limited to, attorneys’ fees and any and all expenses whatsoever incurred in investigating, preparing or defending against any litigation, commenced or threatened, or any claim whatsoever, and any and all amounts paid in settlement of any claim or litigation) (“Losses”, and individually, a “Loss”) to which you or a controlling person may become subject under the Securities Act, the Exchange Act or any other law or statute in any jurisdiction, insofar as such Losses (or actions in respect of such Losses) arise out of or are based upon any untrue statement or alleged untrue statement of a material fact contained in the Offering Memorandum or the subscription documentation as such documents may be amended or supplemented from time to time, or arise out of or are based upon the omission or alleged omission to state therein a material fact required to be stated therein, or necessary to make the statements therein, in the light of the circumstances under which they were made, not misleading; provided, however, that the Trust will not be liable to you or any controlling person in any case to the extent, but only to the extent, that any such Loss arises out of or is based upon any such untrue statement or alleged untrue statement or omission or alleged omission made therein in reliance upon and in conformity with written information furnished to the Trust by you or through you expressly for the use therein;

and further provided that this indemnity will not protect you or any other person who may otherwise be entitled to indemnity under this Agreement from or against any liability to which you or they would be subject by reason of your own or their own willful misfeasance, bad faith, negligence or reckless disregard of your or their duties under this Agreement. Any determination by the Trust, on behalf of any Fund, to indemnify you for the foregoing liabilities will be made in accordance with the requirements of Section 17 of the 1940 Act. This indemnity will be in addition to any liability that the Trust may otherwise have incurred under this Agreement.

(b) You agree to indemnify and hold harmless the Trust, on behalf of the affected Fund(s), its Trustees, JPMIM, and each Controlling Person of the Fund(s) against any Losses to which you or they may become subject under the Securities Act, the Exchange Act or any other law or statute in any jurisdiction, insofar as such Losses (or actions in respect of such Losses) arise out of or are based upon a breach by you of any of the covenants, agreements, representations or warranties contained in this Agreement, or upon any untrue statement or alleged untrue statement of a material fact made by you, or an omission or alleged omission to state a material fact necessary to make a statement made by you, in the light of the circumstances under which it was made, not misleading, in connection with your placement of Shares; provided, however, that you will not be liable to a Fund or any controlling person of that Fund in any case to the extent, but only to the extent, that any such Loss arises out of or is based upon a statement by you in reliance on or in conformity with the Offering Memorandum or the subscription documentation, as such documents may be amended or supplemented from time to time, or other written information furnished to you or on your behalf through you by the Fund expressly for use in connection with the placement of Shares. This indemnity will be in addition to any liability that you may otherwise have incurred under this Agreement.

(c) Promptly after receipt by an indemnified party under Section 11(a) or (b) of this Agreement of notice of the commencement of any action, the indemnified party will, if a claim in respect of the action is to be made against the indemnifying party under Section 11(a) or (b) of this Agreement, notify the party against whom indemnification is to be sought in writing of the commencement of the action. The failure so to notify an indemnifying party will not relieve it from any other liability which it may have otherwise than under this Section 11. In case any such action is brought against any indemnified party, and it notifies an indemnifying party of the commencement of the action, the indemnifying party will be entitled to participate in the action and, to the extent it may elect by written notice delivered to the indemnified party promptly after receiving the notice from the indemnified party, to assume the defense of the action with counsel reasonably satisfactory to the indemnified party; provided, however, that if, in the reasonable judgment of the indemnified party, a conflict of interest exists where it is advisable for the indemnified party to be represented by separate counsel, the indemnified party will have the right to employ separate counsel in any such action, in which event the fees and expenses of the separate counsel will be borne by the indemnifying party or parties. After notice from the indemnifying party to the indemnified party of its election to assume such defense and the approval by the indemnified party of counsel, the indemnifying party will not be liable to the indemnified party under Section 11(a) and (b) of this Agreement for any legal expenses of other counsel or any other expenses, in each case subsequently incurred by the indemnified party, in connection with the defense of such action other than reasonable costs of investigation unless (i) the indemnified party will have employed separate counsel in accordance with this Section 11(c)

(it being understood, however, that the indemnifying party or parties will not be liable for the expenses of more than one separate counsel representing the indemnified parties under Section 11(a) of this Agreement who are parties to such action), (ii) the indemnifying party or parties will not have employed counsel reasonably satisfactory to the indemnified party to represent the indemnified party within a reasonable time after notice of commencement of the action or (iii) the indemnifying party or parties have authorized the employment of counsel for the indemnified party at the expense of the indemnifying party or parties; and except that, if clause (i) or (iii) is applicable, liability for expenses will be only in respect of the counsel referred to in such clause (i) or (iii). No indemnifying party will, without the prior written consent of the indemnified party, effect any settlement of any pending or threatened proceeding in respect of which any indemnified party is or could have been a party and indemnity could have been sought under this Agreement by the indemnified party, unless such settlement includes an unconditional release of the indemnified party from all liability on claims that are the subject matter of the proceeding.

12. Representations and Indemnities to Survive Delivery

The agreements, representations, warranties, indemnities and other statements of the parties and their officers set out in or made in accordance with this Agreement, and the indemnities contained in Section 11 of this Agreement, will remain in full force and effect, regardless of (a) any termination of this Agreement, (b) any investigation made by or on behalf of you, or the Trust, JPMIM, and Trustees of the Trust or directors or officers of any of the foregoing or any person controlling any of the foregoing, and (c) acceptance of any payments for Shares under this Agreement. The provisions of this Section 12 will survive the termination or cancellation of this Agreement.

13. Intellectual Property Rights

(a) For purposes of this clause:

(i) “IPR” means all intellectual property rights including, without limitation, copyrights, design rights, patent rights, know-how, trade marks, business names, domain names and copyrights in computer software belonging to the Trust.

(ii) “Promotional Materials” means all materials used in the advertising and promotion of the Trust including, without limitation, brochures, web sites and the Offering Memorandum, whether in paper, electronic or other form.

(iii) “Trade Marks” means the registered and unregistered trade marks and trade mark applications that the Trust or JPMIM may license to you to use in a territory in respect of the Trust or any of the Funds.

(b) The Trust and JPMIM hereby grant to you the non-exclusive right to use the Trade Marks and other IPR in the Promotional Materials for the purpose of advertising, promoting and selling the Funds in accordance with the terms of and for the duration of this Agreement.

(c) The ownership of any and all IPR that exists in the Promotional Materials and the Trust, howsoever disseminated or used by you, including any changes, adaptations, modifications or improvements to the Promotional Materials or the Trust, will remain the property of the Trust and will not vest in you or any of your officers, employees, delegates or agents.

(d) The Trust and JPMIM make no representations or warranties as to the validity or enforceability of the Trade Marks or other IPR nor as to whether the same infringe upon any intellectual property rights of third parties.

You will enter into any document necessary for the recording, registration or safeguarding of IPR and for the assignment to the Trust of rights in the changes, adaptations, modifications or improvements referred to in Section 13(c).

14. Effective Date and Term of Agreement

This Agreement will become effective for all purposes as of the date of its execution, subject to ratification by the Trustees of the Trust, and will remain in effect for an initial term of one year from such date, unless terminated by either party in accordance with the terms of this Agreement. Thereafter, this Agreement will continue in effect from year to year, provided that each continuance is approved by the Trustees of the Trust, including the vote of a majority of the Trustees who are not “interested persons,” of the Trust as that term is defined by the 1940 Act and the rules under that Act.

15. Termination: Assignment: Successors

(a) Either party may terminate this Agreement without cause by written notice to the other on not less than thirty (30) days’ notice, or, if there has been a material breach of any condition, warranty, representation or other term of this Agreement, by written notice from the non-breaching party to the party in breach at any time.

(b) This Agreement will automatically terminate in the event of its “assignment” as that term is defined in the 1940 Act and the rules thereunder.

(c) Subject to Section 15(b) of this Agreement, it is specifically contemplated that you may transfer this Agreement to an entity under common control with you without the prior consent of the Trust, provided that any such successor entity is duly licensed and qualified to provide all of the services that you have agreed to provide pursuant to this Agreement. This Agreement shall be binding on and shall inure to the benefit of the parties to this Agreement and their respective successors and permitted assigns.

16. Delegation of Powers

You will be entitled to delegate all or any of your duties, functions or powers under this Agreement to another person or persons as sub-agent or sub-agents subject to the approval of JPMIM. You will be solely responsible, however, for the acts and omissions of any such sub-agent as if such acts or omissions were your own and for the payment of any remuneration to such sub-agent.

17. Notices

Any notice, consent, instruction or other instrument or communication required or permitted to be given hereunder by a party may be delivered in person, sent by courier service or certified or registered post, postage-prepaid, faxed or transmitted via e-mail to the address of the other parties set forth below or such other address as may be notified in writing to the other parties, and shall be deemed to have been properly delivered or given hereunder and shall be effective on: (i) the date of delivery if delivered in person or sent by Federal Express or other recognized courier who obtains a signature acknowledging receipt; (ii) the date of transmission, if faxed or transmitted via e-mail, provided that receipt of a facsimile or e-mail is verified by telephone (and failing such verification, only upon actual receipt); or (iii) five days after the same has been tendered for delivery by the post if sent by certified or registered post, postage prepaid.

If to the Placement Agent:

J.P. Morgan Institutional Investments Inc.

522 Fifth Avenue, 22nd Floor

New York, NY 10036

Attention: James A Hoffmann

If to the Fund:

J.P. Morgan Institutional Trust

522 Fifth Avenue, 16th Floor

New York, NY 10036

Attention: Scott E. Richter

Copy to Manager:

J.P. Morgan Investment Management Inc.

522 Fifth Avenue, 11th Floor

New York, NY 10036

Attention: Ric P. Butler II

18. Miscellaneous

(a) This Agreement may be executed in two or more counterparts, each of which when so executed and delivered will constitute one and the same instrument. This Agreement will inure to the benefit of and be binding upon the parties to this Agreement and their respective successors and assigns and no other person will have any right or obligation under this Agreement.

(b) This Agreement supersedes all prior agreements and understandings relating to the subject matter of this Agreement, and neither this Agreement nor any of its terms may be changed, waived, discharged or terminated except by an instrument in writing signed by the party against whom enforcement of the change, waiver, discharge or termination is sought. The headings in this Agreement are for purposes of reference only and will not limit or otherwise affect the meaning of this Agreement.

19. Governing Law

This Agreement will be governed by and construed in accordance with the laws of the State of New York without regard to the conflicts of laws provisions of such laws, and with the provisions of the 1940 Act. In the event of any conflict between the provisions of the laws of New York and those of the 1940 Act, the 1940 Act provisions will control.

20. Bound Parties

The parties to this Agreement agree that the obligations of any Fund under this Agreement will not be binding upon any Trustees or shareholders of the Trust or that Fund, or upon any officers, employees or agents, whether past, present or future, of the Fund, individually, or upon any other Fund, but are binding only upon the assets and property of that Fund.

If the foregoing correctly sets out our understanding with you, please indicate your acceptance in the space provided below.

Very truly yours,

JPMORGAN INSTITUTIONAL TRUST

By:	/s/ Scott E. Richter
Name:	Scott E. Richter
Title:	Chief Legal Officer

Date:	May 25, 2005

Agreed to and accepted:
J.P. MORGAN INSTITUTIONAL INVESTMENTS INC.

By:	/s/ James Hoffman
Name:	James Hoffman
Title:	Vice President

Date:	5/24/2005